Exhibit 23.1

Assentsure PAC UEN – 201816648N 180B Bencoolen Street #03-01 The Bencoolen, Singapore 189648 http://www.assentsure.com.sg

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated September 2, 2025, except for non-controlling interest share of foreign currency translation reserve which is dated November 14, 2025, and the matters described in Note 1 relating to the reorganization under common control and number of shares which is dated December 30, 2025 in the Registration Statement on Form F-1, under the Securities Act of 1933, as amended, with respect to the consolidated balance sheets of Optimal AI Limited and its subsidiaries as of December 31, 2024 and December 31, 2023, the related consolidated statements of operations and comprehensive income, changes in shareholder’s equity and cash flows for each of the years in the two year period ended December 31, 2024 and related notes.

/s/ Assentsure PAC

We have served as the Company’s auditor since 2025.

Singapore

March 6, 2026